Exhibit 10.6

SECOND AMENDMENT TO SUBLEASE

THIS SECOND AMENDMENT TO SUBLEASE (the “Second Amendment”) made as of the 27th day of January, 2010, by and between ARAMIS INC., a Delaware corporation, and a wholly-owned subsidiary of THE ESTÉE LAUDER COMPANIES INC., having an address at 767 Fifth Avenue, New York, New York 10153 (“Sublandlord”), and RSL MANAGEMENT CORP., a Delaware corporation, having an address at 767 Fifth Avenue, New York, New York 10153 (“Subtenant”).

W I T N E S S E T H

WHEREAS, by that certain Lease dated as of July 10, 2003, between 767 Fifth Avenue, LLC (“Landlord”), as landlord, and Sublandlord, as tenant, as amended pursuant to (i) that certain First Amendment to Lease dated as of April 1, 2004, between Landlord and Sublandlord, (ii) that certain Second Amendment to Lease dated as of December 28, 2004, between Landlord and Sublandlord, and (iii) that certain Third Amendment to Lease dated as of January 5, 2007, between Landlord and Sublandlord (as amended, the “Prime Lease”), Prime Landlord leased to Sublandlord certain premises (the “Premises”), more particularly described in the Prime Lease, located on the 37th through 43rd floors, the 45th and 46th floors, the 6th floor, and concourse and basement levels of the building situated in the Borough of Manhattan, City, County and State of New York and known by the street address 767 Fifth Avenue, New York, New York 10153 (the “Building”), for a term expiring at noon on March 31, 2020.

WHEREAS, Subtenant is subleasing from Sublandlord a portion of the Premises (the “Demised Premises”) pursuant to that certain Agreement of Sublease dated as of April 1, 2005, between Sublandlord and Subtenant as amended pursuant to that certain First Amendment To Sublease dated as of February 28, 2007, between Sublandlord and Subtenant, (the “Existing Sublease”) for a term expiring at 11:59 pm on March 31, 2010.

WHEREAS, Subtenant surrendered to Sublandlord an area consisting of 576 usable square feet of the Demised Premises (the “Surrendered Space”) and Sublandlord accepted such surrender from Subtenant upon the terms and conditions set forth in the First Amendment to Sublease.

WHEREAS, Sublandlord and Subtenant desire to modify and amend the Existing Sublease as hereinafter provided.  The Existing Sublease, as the same  is amended by this Second Amendment, is hereinafter referred to collectively as the “Sublease”.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.             Definitions.  All capitalized terms used herein shall have the meanings ascribed to them in the Existing Sublease unless otherwise specifically set forth herein to the contrary.

2.             Modifications of Suite 4200 of the Building and the Surrendered Space.  The parties acknowledge and agree to the following:

a. Effective as of January 1, 2010, the areas comprising Suite 4200 of the Building, as and where shown on Exhibit A attached hereto and made a part hereof, consist of the following: (i) the Surrendered Space consisting of 883 rentable square feet; (ii) the Demised Premises consisting of 6,633 rentable square feet; and (iii) the additional office space consisting of 3,314 rentable square feet; and

b. Effective as of January 1, 2010, the following occurred: (i) the Fixed Rent was reduced to $592,418.63 per annum; (ii) the Subtenant’s Proportionate Share was reduced to 17.49%; and (iii) the Subtenant’s Proportionate Share of the Additional Rent with respect to Services supplied solely to Suite 4200 of the Building (exclusive of the Surrendered Space) as set forth in Subsection 6 B of the Existing Sublease was reduced to 66.68%.

3.             Extension of Sublease Term and Fixed Rent.  The Term of the Sublease shall be extended to include the period commencing April 1, 2010 and ending at 11:59 p.m. on March 30, 2020 (the “Extension Term”).  Upon commencement of the Extension Term and continuing until September 30, 2012, the Fixed Rent shall be $592,418.63 per annum payable in equal monthly installments of $49,368.22  per month; and for the period commencing on October 1, 2012 and ending upon expiry of the Extension Term, the Fixed Rent shall be $660,512.64 per annum payable in equal monthly installments of $55,042.72  per month.  The monthly installments of Fixed Rent shall be payable in advance on the first day of each and every calendar month during the Extension Term.

4.             Representation Regarding Sublease.  Each of Sublandlord and Subtenant represents and warrants to the other that the Sublease is in full force and effect and represents the entire agreement between Sublandlord and Subtenant with respect to the Demised Premises, and there are no other amendments, modifications or supplements thereto, or any other understandings, contracts, agreements or commitments of any kind whatsoever, whether oral or written.

5.             Broker Representation.  Each party hereto covenants, warrants and represents to the other party that it has had no dealings, conversations or negotiations with any broker concerning the execution and delivery of this Amendment.  Each party hereto agrees to defend, indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of the indemnifying party’s breach of its respective representations and warranties contained in this Paragraph 5.

6.             No Implied Amendment.  Except as expressly set forth in this Amendment, the terms and conditions of the Sublease shall continue in full force and effect without any change or modification and shall apply for the balance of the term of the Sublease.  In the event of a conflict between the terms of the Sublease and the terms of this Amendment, the terms of this Amendment shall govern.

7.             Amendment. This Amendment shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Amendment shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

8.             Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.

9.             Merger.  All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in the Sublease as amended by this Amendment, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in the Sublease as amended by this Amendment.

10.           Governing Law.  This Amendment shall be interpreted and enforced in accordance with the laws of the state of New York.

11.           Severability.  If any provision of this Amendment shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Amendment and to this end the provisions of this Amendment are intended to be and shall be severable.

12.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

13.           Authority.  Subtenant and Sublandlord, and each of the persons executing this Amendment on behalf of Subtenant and Sublandlord, do hereby warrant that the party for which they are executing this Amendment has full right and authority to enter into this Amendment, and that any person signing on behalf of such party is authorized to do so.

14.           No Offer.  This Amendment shall not be binding upon either party unless and until it is fully executed and delivered to both parties.

15.           Captions.  The captions preceding all of the paragraphs of this Amendment are intended only for convenience of reference and in no way define, limit or describe the scope of this Amendment or the intent of any provision hereof.

IN WITNESS WHEREOF, Sublandlord and Subtenant, and for the purpose of ratifying the GUARANTEE OF SUBLEASE for the Extension Term, the Guarantor, have executed this Amendment as of the date and year first above written.

SUBLANDLORD:		SUBTENANT:
ARAMIS INC.		RSL MANAGEMENT CORP.

By:	/s/Richard W. Kunes	By:	/s/Jacob Z. Schuster
Name:	Richard W. Kunes	Name:	Jacob Z. Schuster
Title:	Executive Vice President and Chief Financial Officer	Title:	President

RONALD S. LAUDER, Guarantor

		By:	/s/Ronald S. Lauder
Name: Ronald S. Lauder